Exhibit 99.1

Iconix Brand Group Reports Financial Results For The Fourth Quarter & Full Year 2016

NEW YORK, Feb. 22, 2017 /PRNewswire/ —

•	Q4 & FY 2016 licensing revenue of $87.1 million and $368.5 million, respectively

•	$28.1 million gain related to the sale of the Sharper Image brand

•	Estimated non-cash trademark and goodwill impairment charge of approximately $443 million

Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”) today reported its financial results for the fourth quarter and full year ended December 31, 2016.

John Haugh, CEO of Iconix commented, “2016 was a year of transition for Iconix. Our operating performance was in-line with our guidance. I believe the changes we have made over the past year provide a strong foundation to drive long term growth and shareholder value.

Key initiatives and positive steps that we took in 2016:

•	We continued to build our team and hired new talent to augment our existing skills and capabilities.

•	We conducted an in-depth analysis of our brands, our partners and the market, and developed a long term strategic plan to drive growth, as we shared at our Investor Day in November.

•	We divested 2 brands, consistent with our portfolio management approach to brand ownership.

•	We improved our financial stability by retiring over $300 million of debt since the beginning of 2016.

With this work we are on a path to organic growth, improved earnings, an improved balance sheet and continued market leadership.”

Fourth Quarter & Full Year 2016 Financial Results

Licensing Revenue:

For the fourth quarter of 2016, licensing revenue was approximately $87.1 million, an 8% decline as compared to $94.7 million in the prior year quarter. Revenue in the prior year’s fourth quarter included approximately $1.3 million of licensing revenue from the Badgley Mischka brand, for which there was no comparable revenue in the fourth quarter of 2016, due to its sale in the first quarter of 2016. In the fourth quarter of 2016 there was a slight positive impact from foreign currency exchange rates primarily related to the Yen. Excluding Badgley Mischka and the currency impact, revenue was down approximately 7% for the quarter.

For the full year 2016, licensing revenue was approximately $368.5 million, a 3% decline as compared to $379.2 million in 2015. Revenue in 2015 included approximately $5.0 million from the Badgley Mischka brand for which there was no comparable revenue in 2016. In 2016, the Company benefitted from a $3 million favorable impact from foreign currency exchange rates primarily related to the Yen. Excluding Badgley Mischka and the currency impact, revenue was down approximately 2% for the year.

Segment Data:

The Company is providing revised segment data that breaks out international as a separate segment, consistent with how the business is run. Historical segment data can be found on the Company’s website www.iconixbrand.com.

($, 000’s)
	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2016	2015	% Change	2016	2015	% Change
Licensing Revenue by Segment:
Women’s	18,773	22,564	-17%	106,527	118,038	-10%
Men’s	11,807	13,121	-10%	48,635	55,208	-12%
Home	10,542	9,646	9%	38,370	36,473	5%
Entertainment	28,341	35,484	-20%	113,318	107,606	5%
International	17,679	13,840	28%	61,611	61,872	0%

Total Licensing Revenue	87,142	94,654	- 8%	368,461	379,197	- 3%

SG&A Expenses:

Total SG&A expenses in the fourth quarter of 2016 were $57.3 million, a 1% increase as compared to approximately $56.6 million in the fourth quarter of 2015. In the fourth quarter of 2016, SG&A included approximately $3.9 million of special charges related to professional fees associated with continuing correspondence with the Staff of the SEC, the SEC investigation, the class action and derivative litigations, and costs related to the transition of Iconix management, as compared to approximately $1.6 million in the fourth quarter of 2015. These special charges are excluded from the Company’s non-GAAP net income and EPS. Excluding special charges, SG&A expenses were down approximately 3% in the fourth quarter of 2016. Stock based compensation was approximately $2.1 million in the fourth quarter of 2016, as compared to approximately $1.6 million in the fourth quarter of 2015.

For the full year 2016, total SG&A expenses were $206.6 million, a 1% increase as compared to $204.9 million in 2015. In 2016, SG&A included approximately $14.3 million of special charges related to professional fees associated with continuing correspondence with the Staff of the SEC, the SEC investigation, the class action and derivative litigations, and costs related to the transition of Iconix management, as compared to approximately $11.1 million in 2015. Excluding special charges, SG&A expenses were down approximately 1% for the full year 2016. Stock based compensation was approximately $6.8 million in 2016, as compared to approximately $11.4 million in 2015.

Asset Impairment:

In the fourth quarter of 2016, the Company will recognize a non-cash impairment charge related to certain of the Company’s trademarks and goodwill, which is currently estimated by management to be approximately $443 million. The amount of such impairment charge remains subject to review. As such, the amount of the impairment charge is subject to revision, which revision would also result in an adjustment to the Company’s operating income, income before tax, income taxes, net income and earnings per share for the quarterly and annual periods ended December 31, 2016.

Upon finalization of the impairment charge prior to filing the Company’s Form 10-K for the year ended December 31, 2016, the Company will record, if necessary, any resulting increase or decrease to the estimated charge in its financial results for 2016.

A significant portion of the trademark impairment was driven by the Company’s continuing depressed market capitalization. Additionally, a portion of the impairment was caused by the revision to the Company’s reported segments.

Operating Income (1):

Operating Income for the fourth quarter of 2016 was a loss of approximately $385.8 million, as compared to a loss of $398.2 million in the fourth quarter of 2015. Operating Income for the full year 2016 was a loss of approximately $243.1 million, as compared to a loss of $262.7 million in 2015.

Non-GAAP Operating Income (adjusted only to exclude expected impairment charges), for the fourth quarter of 2016 was approximately $57.4 million, a 46% increase as compared to $39.3 million in the fourth quarter of 2015. Operating income in the fourth quarter of 2016 includes a gain of approximately $28.1 million related to the sale of the Sharper Image brand.

For the full year 2016, Non-GAAP Operating Income (adjusted only to exclude expected impairment charges), was approximately $200.1 million, a 14% increase as compared to approximately $174.9 million in 2015. Operating Income in 2016 includes a gain of approximately $38.1 million, primarily related to the sale of the Sharper Image and Badgley Mischka brands.

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
($, 000’s)	2016	2015	% Change	2016	2015	% Change
Operating Income*:
Women’s	15,118	20,062	- 25%	94,043	103,289	- 9%
Men’s	7,367	2,086	253%	30,322	25,623	18%
Home	8,419	7,761	8%	31,887	30,473	5%
Entertainment	7,439	11,619	- 36%	34,281	35,583	- 4%
International	8,053	6,876	17%	30,739	34,225	-10%
Corporate	11,013	(9,125)	NA	(21,178)	(54,332)	61%

Total Operating Income	57,409	39,279	46%	200,094	174,860	14%

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2016	2015	percentage point change	2016	2015	percentage point change
Operating Margin:
Women’s	81%	89%	- 8%	88%	88%	0%
Men’s	62%	16%	46%	62%	46%	16%
Home	80%	80%	0%	83%	84%	- 1%
Entertainment	26%	33%	- 7%	30%	33%	- 3%
International	46%	50%	- 4%	50%	55%	- 5%

Total Operating Income	66%	41%	24%	54%	46%	8%

*Note: Operating Income above excludes the impact of the impairment charges related to certain of the Company’s trademarks and goodwill. Please see reconciliation tables at the end of this press release.

Interest Expense:

Interest expense in the fourth quarter of 2016 was approximately $23.1 million, as compared to interest expense of approximately $21.3 million in the fourth quarter of 2015. The Company’s reported interest expense includes non-cash interest related to its outstanding convertible notes of approximately $4.1 million in the fourth quarter of 2016 and approximately $7.3 million in the fourth quarter of 2015.

Interest expense for the full year 2016 was approximately $97.5 million, as compared to approximately $86.2 million of interest expense in 2015. The Company’s reported interest expense includes non-cash interest related to its outstanding convertible notes of approximately $22.4 million in 2016 and approximately $28.6 million in 2015.

Other Income:

In the fourth quarter of 2016, the Company recognized a $7.3 million gain, related to the recoupment and final settlement of unearned incentive compensation from the Company’s former CEO in connection with previously announced financial restatements. In the fourth quarter of 2016, the Company also recognized a $14.4 million loss related to the early extinguishment of debt and the write-down of deferred financing fees. Both of these items are excluded from the Company’s non-GAAP results.

For the full year 2016, the Company recognized $17.5 million of other income related to the recoupment of unearned incentive compensation from the Company’s former CEO, and a gain related to the Company’s sale of its minority interest in Complex Media, as compared to other income of $50.9 million in

2015, which was primarily related to a non-cash remeasurement gain associated with the Company’s acquisition of 100% of Iconix China. The Company also recognized a $5.9 million loss related to the early extinguishment of certain debt offset by a gain related to the repurchase of a portion of the Company’s 2018 convertible notes at a discount.

GAAP Net Income and GAAP Diluted EPS (1):

GAAP net income for the fourth quarter of 2016 reflects a loss of approximately $297.5 million, as compared to a loss of approximately $263.0 million in the fourth quarter of 2015. GAAP diluted EPS for the fourth quarter of 2016 reflects a loss of approximately $5.30 as compared to a loss of approximately $5.44 in the fourth quarter of 2015.

For the full year 2016, GAAP net income reflects a loss of approximately $252.1 million, as compared to a loss of approximately $189.3 million in 2015. GAAP diluted EPS for 2016 reflects a loss of approximately $4.82 as compared to a loss of $3.92 in 2015.

Non-GAAP Net Income and Non-GAAP Diluted EPS:

Non-GAAP net income for the fourth quarter of 2016 was approximately $22.0 million, a 79% increase as compared to approximately $12.3 million in the fourth quarter of 2015. Non-GAAP diluted EPS for the fourth quarter of 2016 was approximately $0.38 as compared approximately $0.25 in the fourth quarter of 2015.

Non GAAP net income for the full year 2016 was approximately $74.3 million, a 12% increase as compared to $66.4 million in 2015. Non-GAAP diluted EPS for 2016 was approximately $1.37 as compared to $1.33 in 2015.

Balance Sheet and Liquidity:

The Company ended 2016 with $326.7 million of total cash and $1.3 billion face value of debt. In 2016, the Company reduced its debt balance by approximately $202 million, and in January 2017, the Company paid down an additional $102 million of debt. At the end of January 2017, the Company’s cash and debt balances were approximately $219 million, which includes approximately $67.6 million of restricted cash, and $1.2 billion, respectively.

($, 000’s)	Dec. 31, 2016		Dec 31, 2016
Cash Summary:		Debt Summary:
Unrestricted Domestic Cash (wholly owned)	55,235	Senior Secured Notes	651,784
Unrestricted Domestic Cash (in consolidated JV’s)	25,665	1.50% Convertible Notes due 2018	295,050
Unrestricted International Cash	68,511	Variable Funding Note	100,000
Restricted Cash	177,269	Senior Secured Term Loan	263,720

Total Cash	$326,680	Total Debt (Face Value)	$1,310,554

Free Cash Flow (3)

The Company generated approximately $139.9 million of free cash flow in the fourth quarter of 2016, a 144% increase as compared to approximately $57.3 million in the fourth quarter of 2015. In 2016, the Company generated approximately $250.8 million of free cash flow, a 24% increase as compared to approximately $202.4 million in 2015.

Free Cash Flow Reconciliation:
($, 000’s)
	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2016	2015	% Change	2016	2015	% Change
Net cash provided by operating activities	$36,398	$55,227	- 34%	$115,326	$190,241	- 39%
Plus: Cash from sale of Sharper Image	98,250	—	NA	98,250	—	NA
Plus: Cash from sale of Badgley Mischka	—	—	—	14,000	—	NA
Plus: Cash from sale of equity interest in BBC Ice Cream	—	—	—	3,500	—	NA
Plus: Cash from sale of equity interest in China	—	—	NA	15,415	—	NA
Plus: Cash received from sale of trademarks	8,458	6,319	34%	14,595	24,192	- 40%
Plus: Cash from notes receivable from licensees	4,112	2,416	70%	11,962	11,477	4%
Less: Capital Expenditures	(2,592)	(299)	767%	(3,636)	(1,433)	154%
Less: Distributions to non-controlling interests	(4,696)	(6,342)	- 26%	(18,609)	(22,080)	- 16%

Free Cash Flow	$139,930	$57,321	144%	$250,803	$202,397	24%

2017 Guidance

The Company is providing guidance for 2017 as follows:

•	The Company expects full year 2017 revenue to be in a range of approximately $350 million to $365 million. This compares to revenue of approximately $359 million in 2016, when excluding revenue from the Sharper Image brand.

•	The Company expects 2017 GAAP EPS to be in a range of $0.43 to $0.58. GAAP EPS in 2017 is expected to include approximately $0.15 related to non-cash interest expense, $0.05 of estimated special charges, and a $0.07 loss related to the early extinguishment of debt.

•	The Company expects 2017 non-GAAP EPS to be in a range $0.70 to $0.85. This compares to an adjusted EPS of approximately $0.78 in 2016, when excluding gains from the sale of the Sharper Image and Badgley Mischka brands, earnings associated with those brands and using the Company’s current diluted share count.

•	The Company expects to generate free cash flow in 2017 of approximately $105 million to $125 million.

Non-GAAP net income, non-GAAP diluted EPS and Free Cash Flow are non-GAAP metrics, and reconciliation tables for each are included in this press release.

(1)	In the fourth quarter of 2016, the Company will recognize a non-cash impairment charge related to certain of the Company’s trademarks and goodwill, which is currently estimated by management to be approximately $443 million. The amount of such impairment charge remains subject to review. As such, the amount of the impairment charge is subject to revision, which revision would also result in an adjustment to the Company’s operating income, income before tax, income taxes, net income and earnings per share for the quarterly and annual periods ended December 31, 2016.

Conference Call

The Company will host a conference call today at 5:00PM ET. The call can be accessed on the Company’s website at www.iconixbrand.com.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON

FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), UMBRO (R), LEE COOPER (R), ECKO UNLTD. (R), MARC ECKO (R) ARTFUL DODGER (R) and STRAWBERRY SHORTCAKE (R). In addition, Iconix owns interests in the MATERIAL GIRL (R), PEANUTS (R), ED HARDY (R), TRUTH OR DARE (R), MODERN AMUSEMENT (R), BUFFALO (R), NICK GRAHAM (R), HYDRAULIC (R), and PONY (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Forward Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company’s beliefs and expectations about future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “confident,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases. These statements include, among others, statements relating to additional information that may require the Company to restate further the financial statements and other financial data in the periods impacted by the restatement and/or additional historical periods. These statements are based on the Company’s beliefs and assumptions, which in turn are based on currently available information. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company’s business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company’s ability to control or predict. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company’s licensees to maintain their license agreements or to produce and market products bearing the Company’s brand names, the Company’s ability to retain and negotiate favorable licenses, the Company’s ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and, except as required by applicable law, the Company undertakes no obligation to update or revise publicly any forward-looking statements.

Contact Information:

Jaime Sheinheit

Iconix Brand Group

VP, Investor Relations

jsheinheit@iconixbrand.com

212.730.0030

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2016	2015	% Change	2016	2015	% Change
Licensing revenue	$87,142	$94,654	- 8%	368,461	379,197	- 3%
Selling, general and administrative expenses	57,335	56,621	1%	206,589	204,946	1%
Depreciation and amortization	960	1,083	- 11%	3,461	4,720	- 27%
Equity earnings on joint ventures	(448)	(2,330)	- 81%	(3,578)	(5,330)	- 33%
Gain on sale of trademarks	(28,113)	—	NA	(38,104)	—	NA
Goodwill impairment (1)	18,331	35,132	NA	18,331	35,132	NA
Asset impairment (1)	424,890	402,392	6%	424,890	402,392	6%

Operating income (loss) (1)	($385,813)	($398,245)	3%	($243,128)	($262,663)	7%

Other (income) expenses
Interest expense	23,065	21,283	8%	97,542	86,233	13%
Interest income	(345)	(1,201)	- 71%	(1,580)	(4,230)	- 63%
Other income, net	(7,328)	(124)	NA	(17,508)	(50,904)	- 66%
Loss on extinguishment of debt, net	14,376	—	NA	5,903	—	NA
Foreign currency translation loss (gain)	(1,355)	(1,801)	- 25%	(1,484)	(9,488)	- 84%

Other expenses—net	28,413	18,157	56%	82,873	21,611	283%
Income (loss) before income taxes (1)	($414,226)	($416,402)	1%	($326,001)	($284,274)	- 15%
Provision (benefit) for income taxes (1)	(104,723)	(140,427)	- 25%	(76,492)	(95,344)	- 20%

Net income (loss) (1)	($309,503)	($275,975)	- 12%	($249,509)	($188,930)	- 32%

Less: Net income (loss) attributable to non-controlling interest	(11,955)	(12,962)	8%	2,625	373	604%

Net income (loss) attributable to Iconix Brand Group, Inc. (1)	($297,548)	($263,014)	- 13%	($252,134)	($189,303)	- 33%

Earnings (loss) per share: (1)
Basic	(5.30)	(5.44)	3%	(4.82)	(3.92)	- 23%

Diluted	(5.30)	(5.44)	3%	(4.82)	(3.92)	- 23%

Weighted average number of common shares outstanding:
Basic	56,147	48,310	16%	52,338	48,293	8%

Diluted	56,147	48,310	16%	52,338	48,293	8%

The following tables detail unaudited reconciliations from U.S. GAAP to non-GAAP amounts and include reconciliations related to ASC Topic 470 as it relates to accounting for convertible debt, incremental dilutive shares related to our convertible debt that are covered by our existing convertible note hedges, non-cash gains related to the re-measurement of investments, foreign currency translation, gains or losses on the extinguishment of debt, write-down of certain intangible assets, settlement with former CEO of unearned incentive comp, gain on sale of equity interest in Complex Media and special charges related to professional fees associated with the continuing correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests. Certain numbers may not add due to rounding.

Non-GAAP Net Income & Diluted EPS Reconciliation: (2)

	NET INCOME			EPS
	Three Months Ended Dec. 31,			Three Months Ended Dec. 31,
	2016	2015	% Change	2016	2015	% Change
GAAP net income & EPS (1)	(297,548)	(263,014)	- 13%	($5.30)	($5.44)	NA
Add:
non-cash interest related to ASC 470	4,059	7,343	- 45%	$0.07	$0.15	- 52%
loss on extinguishment of debt	14,376	—	NA	$0.26	—	NA
special charges	3,866	1,646	135%	$0.07	$0.03	102%
foreign currency translation gain/(loss)	(1,475)	(2,051)	- 28%	($0.03)	($0.04)	- 38%
write-down of certain intangible assets	425,843	420,800	1%	$7.58	$8.71	- 13%
settlement w/ former CEO of unearned incentive comp	(7,263)	—	NA	($0.13)	$0.00	NA
Deduct: Income taxes related to above	(119,846)	(152,434)	- 21%	($2.13)	($3.16)	- 32%

Net	319,560	275,304	16%	$5.69	$5.70	0%

Non-GAAP net income & EPS	$22,012	$12,290	79%	$0.38	$0.25	52%

	Year Ended Dec. 31,			Year Ended Dec. 31,
	2016	2015	% Change	2016	2015	% Change
GAAP net income & EPS (1)	(252,134)	(189,303)	33%	($4.82)	($3.92)	23%
Add:
non-cash interest related to ASC 470	22,398	28,643	- 22%	$0.38	$0.55	- 32%
gain on sale of equity interest in Complex Media	(10,164)	—	NA	($0.19)	—	NA
non-cash gain related to investment in joint venture	—	(49,990)	NA	—	($1.04)	NA
loss on extinguishment of debt	5,903	—	NA	$0.11	—	NA
special charges	14,314	11,136	29%	$0.27	$0.23	19%
foreign currency translation gain	(1,333)	(9,921)	- 87%	($0.03)	($0.21)	- 88%
write-down of certain intangible assets	425,843	420,800	1%	$8.14	$8.71	- 7%
settlement w/ former CEO of unearned incentive comp	(7,263)	—	NA	($0.14)	—	NA
Deduct: Income taxes related to above	(123,264)	(144,962)	- 15%	($2.36)	($3.00)	- 21%

Net	326,434	255,706	28%	$6.19	$5.25	18%

Non-GAAP net income & EPS	$74,300	$66,403	12%	$1.37	$1.33	3%

Non-GAAP weighted average diluted shares reconciliation: (2)

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2016	2015	% Change	2016	2015	% Change
GAAP weighted average diluted shares	56,147	48,310	16%	52,338	48,293	8%
Add: anti-dilutive shares resulting from net loss	1,913	1,647	16%	1,804	2,070	- 13%
Less: additional incremental dilutive shares covered by hedges for:
2.50% Convertible Notes	—	—	—	—	(256)	NA
1.50% Convertible Notes	—	—	—	—	(331)	NA

subtotal	—	—	—	—	(587)	NA

Non-GAAP weighted avg. diluted shares	58,060	49,957	16%	54,142	49,776	9%

Forecasted Non-GAAP Diluted EPS Reconciliation (2)	Year Ending
	Dec. 31, 2017
	Low	High
Forecasted GAAP diluted EPS	$0.43	$0.58
Adjustments for non-cash interest related to ASC 470, net of tax	$0.15	$0.15
Special charges, net of tax	$0.05	$0.05
Loss on extinguishment of debt	$0.07	$0.07

Forecasted Non-GAAP Diluted EPS	$0.70	$0.85

Forecasted Reconciliation of Free Cash Flow: (3)	Year Ending
	Dec. 31, 2017
	Low	High
Net cash provided by operating activities	$110,000	$130,000
Plus: cash from prior period sale of trademarks	13,822	13,822
Plus: cash received on notes receivable from licensees	3,766	3,766
Less: capital expenditures	(2,000)	(2,000)
Less: distributions to minority interest	(20,500)	(20,500)

Free Cash Flow	$105,088	$125,088

Adjusted Operating Income : (1,4)	GAAP		Impairment		Adjusted
	Three Months		Three Months		Three Months
($, 000’s)	Ended Dec. 31,		Ended Dec. 31,		Ended Dec. 31,
	2016	2015	2016	2015	2016	2015
Women’s	(16,360)	17,847	31,478	2,215	15,118	20,062
Men’s	(155,530)	(364,387)	162,896	366,473	7,367	2,086
Home	(41,575)	(30,083)	49,993	37,844	8,419	7,761
Entertainment	2,310	11,619	5,128	—	7,439	11,619
International	(185,672)	(24,116)	193,725	30,991	8,053	6,876
Corporate	11,013	(9,125)	—	—	11,013	(9,125)

Total Operating Income	(385,813)	(398,245)	443,221	437,524	57,409	39,279

Adjusted Operating Income: (1,4)	GAAP		Impairment		Adjusted
($, 000’s)	Year		Year		Year
	Ended Dec. 31,		Ended Dec. 31,		Ended Dec. 31,
	2016	2015	2016	2015	2016	2015
Women’s	62,565	101,074	31,478	2,215	94,043	103,289
Men’s	(132,574)	(340,850)	162,896	366,473	30,322	25,623
Home	(18,106)	(7,371)	49,993	37,844	31,887	30,473
Entertainment	29,152	35,583	5,128	—	34,281	35,583
International	(162,986)	3,234	193,725	30,991	30,739	34,225
Corporate	(21,178)	(54,332)	—	—	(21,178)	(54,332)

Total Operating Income	(243,128)	(262,664)	443,221	437,524	200,094	174,860

Footnotes

(1) In the fourth quarter of 2016, the Company will recognize a non-cash impairment charge related to certain of the Company’s trademarks and goodwill, which is currently estimated by management to be approximately $443 million. The amount of such impairment charge remains subject to review. As such, the amount of the impairment charge is subject to revision, which revision would also result in an adjustment to the Company’s operating income, income before tax, income taxes, net income and earnings per share for the quarterly and annual periods ended December 31, 2016.

(2) Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash, non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the continuing correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management, all net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition because they are more reflective of the Company’s business purpose, operations and cash expenses.

Based on the average closing stock price for the year ended December 31, 2016, there were no potential dilutive shares related to our convertible notes for GAAP purposes. Based on the average closing stock price for the year ended December 31, 2015, there were potential dilutive shares related to our convertible notes for GAAP purposes; however, the Company will not be responsible for issuing a portion of these shares as they are covered by our convertible notes hedges.

(3) Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company’s comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that, like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company’s financial condition and ability to pursue opportunities that enhance shareholder value.

(4) Non-GAAP Operating Income, a non-GAAP financial measure, represents Operating Income less the write-down of certain intangible assets.